Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES CFO DAVE COSPER INTENDS TO RETIRE IN EARLY 2013

CHARLOTTE, N.C. – September 10, 2012 – Sonic Automotive, Inc. (NYSE: SAH) announced today that its Vice Chairman and Chief Financial Officer, Mr. David P. Cosper, has notified the Company that he intends to retire effective at a yet-to-be-determined date sometime during the first quarter of 2013. The Company is initiating a formal search for a successor CFO.

Mr. O. Bruton Smith, Chairman and CEO of Sonic Automotive, Inc., stated, “Dave Cosper has contributed a great deal to Sonic Automotive since he first joined our company in March 2006. He has been instrumental in helping our Company strengthen our balance sheet and simplify our capital structure. Dave has further shown outstanding leadership for our company, developing a very capable financial team that will ensure continuity and an orderly transition as our Company searches for a new CFO. We are thankful for Dave’s contributions to Sonic, and we wish him and his lovely wife, Pam, the best of success, happiness and enjoyment in retirement. Dave is leaving us on a very strong financial footing.”

Mr. Cosper stated, “I have greatly enjoyed my time at Sonic Automotive for the last 6+ years, and am very appreciative of the opportunity that I’ve had to serve as the Company’s Vice Chairman and CFO. I’m particularly proud of the operational and financial successes achieved by our company since the depths of the financial crisis in 2009. After our company’s recent successful offering of 7% Senior Subordinated Notes and related successful exchange offer for our previously outstanding 5% Convertible Senior Notes, I feel confident that Sonic’s balance sheet and capital structure are as strong as they have ever been, and I feel like this is a great time for me to turn to the next chapter in my life. The Company has a strong management team, great people, a sound strategy and positive momentum going forward.”

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to the anticipated future retirement of the Company’s Vice Chairman and Chief Financial Officer. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2011 and quarterly report on Form 10-Q for the period ended June 30, 2012. The Company does not undertake any obligation to update forward-looking information.